EXHIBIT 99.1

For immediate release	For information, contact

First Citizens Bank
Craig L. Nix
Chief Financial Officer
Phone: 803.733.2659

First Citizens Reports Earnings for First Quarter 2005

Columbia, S.C., April 21, 2005 – First Citizens Bancorporation, Inc. (OTCBB-”FCBN”) (herein referred to as “Bancorporation”) reports consolidated net income for the quarter ended March 31, 2005 of $ 9.96 million.

Net income. Net income for the quarter ended March 31, 2005 was $ 9.96 million compared to $ 8.32 million for the quarter ended March 31, 2004. During the quarter, net interest income increased by $ 2.39 million and noninterest income increased by $ 1.49 million, partially offset by an increase in noninterest expense of $ 1.05 million. Net interest income increased during the quarter primarily due to earning asset growth. Noninterest income increased during the quarter primarily due to increases in mortgage income and gain on sale of fixed assets, partially offset by a decline in service charges on deposits. Noninterest expense increased during the quarter primarily related to occupancy and related furniture and equipment expenses and an increase in data processing expense. See further discussion of noninterest income and expense below.

Total assets, loans and deposits. Total assets increased from $ 4.41 billion at March 31, 2004 to $ 4.75 billion at March 31, 2005. Asset growth was primarily funded through an increase in deposits. Total deposits as of March 31, 2005 were $ 4.02 billion compared to $ 3.81 billion as of March 31, 2004, representing growth of 5.51%. Gross loans as of March 31, 2005 were $ 3.17 billion compared to $ 2.97 billion as of March 31, 2004, representing growth of 6.73%.

Net interest income. During the first quarter of 2005, net interest income increased by $ 2.39 million, or by 6.37%, from $ 37.55 million for the quarter ended March 31, 2004 to $ 39.94 million. The increase in net interest income was primarily due to earning asset growth. Average earning assets grew by 7.25% from $ 4.02 billion at March 31, 2004 to $ 4.32 billion at March 31, 2005, an increase of $ 292 million. Earning asset growth was primarily due to loan growth.

Noninterest income and expense. Noninterest income increased by $ 1.49 million or by 11.48% over the comparable quarter in 2004. The increase was primarily due to a $ 1.49 million increase in mortgage income and a $ 662 thousand gain on sale of fixed assets, partially offset by a $ 438 thousand decrease in service charges on deposit accounts and a $ 249 thousand decrease in gain on the sale of investment securities. The increase in mortgage income was primarily due to a $ 1.25 million reduction in amortization expense on mortgage servicing rights. The reduction in amortization expense was primarily related to the recapture of impairment on mortgage servicing rights during the quarter ended March 31, 2005 of $ 720 thousand, compared to impairment of $ 536 thousand recorded on mortgage servicing rights during the quarter ended March 31, 2004.

Noninterest expense increased by $ 1.05 million or by 2.88% over the comparable quarter in 2004. The most significant components of the increase were a $ 314 thousand increase in net occupancy expense, a $ 320 thousand increase in furniture and equipment expense, and a $ 262 thousand increase in data processing expense. Net occupancy and furniture and equipment expense increased primarily due to an increase in depreciation expense of $ 548 thousand. Depreciation expense increased primarily due to increases in depreciation of bank premises and related equipment. Data processing expense increased primarily due to expenses related to our new loan, deposit and teller platform.

At its meeting held today, the Board of Directors of Bancorporation declared a quarterly common stock dividend of $0.35 per share for shareholders of record as of May 13, 2005, payable May 25, 2005.

First Citizens Bancorporation, Inc. is a two-bank financial holding company headquartered in Columbia, South Carolina, with $ 4.75 billion in total consolidated assets as of March 31, 2005. For more information, visit the First Citizens web site at www.firstcitizensonline.com.

This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results, or otherwise are not statements of historical fact. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporation’s customers, competition, deposit attrition, actions of government regulators, the level of market interest rates, general economic conditions, and risks, uncertainties, and other factors described from time to time in Bancorporation’s periodic reports filed with the United States Securities and Exchange Commission.

CONDENSED STATEMENTS OF INCOME

	Three months ended March 31,
(thousands, except share data; unaudited)	2005	2004
Interest income	$54,956	$48,725
Interest expense	15,012	11,172
Net interest income	39,944	37,553
Provision for loan losses	1,318	1,154
Net interest income after provision for loan losses	38,626	36,399
Noninterest income	14,501	13,008
Noninterest expense	37,571	36,521
Income before income taxes	15,556	12,886
Income taxes	5,600	4,562
Net income	$9,956	$8,324
Net income per share	$11.03	$9.16
Cash dividend paid per share	$0.35	$0.35
Profitability information (annualized):
Return on average assets	0.86%	0.76%
Return on average equity	10.75%	9.69%
Taxable-equivalent net yield on average interest-earning assets	3.77	3.78
Credit quality information:
Net charge-offs to average loans	0.16%	0.21%
Nonperforming loans to total loans	0.26%	0.24%
Nonperforming assets to total loans	0.32%	0.38%

CONDENSED BALANCE SHEET

(thousands, except share data; unaudited)	March 31, 2005	December 31, 2004	March 31, 2004
Cash and due from bank	$146,816	$162,620	$146,275
Federal funds sold	229,350	111,554	148,712
Investment securities	957,615	904,419	924,462
Loans	3,171,126	3,124,197	2,973,943
Reserve for loan losses	(43,690)	(43,623)	(50,892)
Other assets	285,668	274,484	269,856
Total assets	$4,746,885	$4,533,651	$4,412,356

Deposits	$4,017,118	$3,848,373	$3,810,667
Other liabilities	354,453	315,822	253,338
Shareholders’ equity	375,314	369,456	348,351
Total liabilities and shareholders’ equity	$4,746,885	$4,533,651	$4,412,356
Book value per share	$414.06	$407.54	$381.82

SELECTED AVERAGE BALANCES

	Three months ended March 31,
(thousands; unaudited)	2005	2004
Total assets	$4,717,644	$4,402,625
Investment securities	929,755	922,432
Loans	3,147,682	2,951,732
Interest-earning assets	4,316,113	4,024,518
Deposits	3,992,313	3,794,645
Interest-bearing liabilities	3,581,961	3,370,470
Shareholders’ equity	375,719	345,647

CONTACT: Craig L. Nix of First Citizens Bancorporation, Inc. at 803-733-2659